CoinShares Bitcoin Fund Form 8-K

Exhibit 4.4

Third Amendment to the First Amended and Restated
Trust Agreement

This Third Amendment (this “Amendment”) To The First Amended And Restated Trust Agreement of Valkyrie Bitcoin Fund (the “Trust”), dated as of December 28, 2023 (as heretofore amended, restated, modified and/or supplemented from time to time, the “Trust Agreement”), by and among CoinShares Co. (the “Sponsor”), as successor to Valkyrie Digital Assets LLC, a Delaware limited liability company (the “Former Sponsor”), CSC Delaware Trust Company, a Delaware corporation, as trustee, and the Shareholders from time to time thereunder is made and entered into as of July 25, 2025. All capitalized terms used, but not defined herein, shall have the respective meanings ascribed to them in the Trust Agreement.

Recitals

Whereas, effective on July 25, 2025, the Sponsor has determined that it is advisable and in the best interest of the Trust to amend the Trust Agreement to change the name of the Trust to “CoinShares Bitcoin ETF”.

Now, Therefore, in consideration of the mutual promises and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Agreements

1.                   Definitions. Section 1.1 is hereby amended as by deleting and replacing in their entirety the following definitions:

“Trust” means CoinShares Bitcoin ETF, a Delaware statutory trust formed pursuant to the Certificate of Trust, the affairs of which are governed by this Trust Agreement.

2.                   Name. Paragraph (a) of Section 1.2 of the Trust Agreement is hereby amended as follows (with additions shown as bolded and underlined and deletions as strikethrough to facilitate reading where necessary, which formatting and deleted language shall not be part of the amended Trust Agreement):

(a)   The name of the Trust is “CoinShares ~~Valkyrie~~ Bitcoin ETF ~~Fund~~” in which name the Trustee and the Sponsor shall cause the Trust to carry out its purposes as set forth in Section 1.5, make and execute contracts and other instruments in the name and on behalf of the Trust and sue and be sued in the name and on behalf of the Trust.

3.                   Notices. The third paragraph of Section 13.5 is hereby replaced in its entirety as follows:

All notices that the Trustee is required to provide shall be sent to:

if to the Trust, at

CoinShares Bitcoin ETF
437 Madison Avenue, 28th Floor
New York, NY 10022
Attention: Legal Department

if to the Sponsor, at

CoinShares Co.
437 Madison Avenue, 28th Floor
New York, NY 10022
Attention: Jean-Marie Mognetti

4.	Miscellaneous.

(a)       This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

(b)       Except as modified herein, the Trust Agreement shall remain in full force and effect and the parties hereto confirm and ratify the same.

(c)       This Amendment shall be binding upon and inure to the benefit of the Sponsor, the Trustee, the Shareholders and their respective legal representatives, heirs, successors, and assigns.

[Signature Page Follows]

In Witness Whereof, the undersigned have executed this Amendment as of the date first written above.

Sponsor

CoinShares Co.

By:	/s/ Jean-Marie Mognetti
Name:	Jean-Marie Mognetti
Title:	Principal Executive Officer

Trustee

CSC Delaware trust Company

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Vice President